Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

Media Contact:	Investor Contact:
Kelley Joyce	Dave Gentry or Chris Bermudez
Horn Group, Inc.	Aurelius Consulting Group
(212) 931-5204	(407) 644-4256
kjoyce@horngroup.com	dave@aurcg.com
www.runonideas.com

GlowPoint Names Rod Dorsey Chief Financial Officer
New Senior Executive Brings Financial Management and Capital Market Expertise from
Publicly Traded Technology Companies

HILLSIDE, N.J., December 13, 2004 – Glowpoint, Inc., (NASDAQ: GLOW) the world’s leading broadcast-quality IP-based video communications service provider, today announced the addition of Rod Dorsey as Executive Vice President and Chief Financial Officer effective immediately. Mr. Dorsey joins GlowPoint from Tatum Partners, LLP, one of the nation’s largest providers of supplemental financial and information technology leadership, where he was a CFO engagement partner directly responsible for developing and growing a technology focused practice for publicly held and emerging growth companies.

Mr. Dorsey brings three decades of financial leadership from several publicly traded companies including positions as Executive Vice President and CFO of Scient (NASDAQ: SCNT), where he negotiated the sale of a majority of Scient’s assets, and Predictive Systems (NASDAQ: PRDS), where he raised over $200 million in cash through initial and follow-on public offerings and managed acquisitions resulting in over $25 million in ongoing revenue. Prior to his first CFO role, Mr. Dorsey was a Corporate Treasurer for two multi-billion New York Stock Exchange listed companies including Crane Company (NYSE: CR) and Loral Corporation, which is a now part of General Dynamics (NYSE: GD). Mr. Dorsey began his professional career with PriceWaterhouseCoopers in New York and earned a BBA in Accounting and an MBA in Finance from Pace University.

“Rod Dorsey is a proven financial executive who brings the experience and skillset GlowPoint needs to continue to execute against our plan,” said David Trachtenberg, president and CEO of GlowPoint. “His experience in generating revenue growth and creating shareholder value within the high technology market will demonstrate immediate value for GlowPoint.”

Chris Zigmont, GlowPoint’s CFO since its inception, is voluntarily stepping down to pursue other interests but will support the transition through the close of fiscal year 2004.

Mr. Dorsey will join the executive team located at the Hillside, New Jersey headquarters.

GlowPoint Names Rod Dorsey CFO

About GlowPoint

Glowpoint, Inc. (NASDAQ: GLOW) is the world’s leading broadcast quality, IP-based video communications service provider. GlowPoint operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use and is a member of the Cisco Powered Network Program and COVAD Partner Program. The GlowPoint network spans three continents and carries on average over 20,000 video calls per month worldwide. Since the network was introduced in 2000, GlowPoint has carried over 22 million IP video minutes. GlowPoint is headquartered in Hillside, New Jersey. To learn more about GlowPoint, visit us at www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for the Company’s services; competition from other video communications service providers; and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

“GlowPoint” is a registered trademark of Glowpoint, Inc. in the United States and certain foreign countries. All other marks are trademarks or service marks of their respective owners.

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